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EXHIBIT 3.3

     CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                   (After Issuance of Stock)

               AUSTRAL PACIFIC ENERGY CORPORATION

     We the undersigned, Alex P. Guidi, President and John Holland, Secretary, of Austral Pacific Energy Corporation do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 6th day of November, 1996, adopted resolutions to amend the original articles as follows:

     Article "First" is hereby amended to read as follows:

               FIRST: The name of the corporation is Austral
          Pacific Energy Corp.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,000,000; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                              /s/ Alex P. Guidi
                              Alex P. Guidi, President

                              /s/ John Holland
                              John Holland, Secretary

PROVINCE OF BRITISH COLUMBIA

     On November 7, 1996, personally appeared before me, a Notary
Public, Alex P. Guidi, President, and John Holland, Secretary, who acknowledged that they executed the above instrument.

                              /s/ Bernard Zinkhofer
                              Barrister & Solicitor
                              Lang Michener Lawrence & Shaw
                              2600 - 595 Burrard Street
                              P. O. Box 49200
                              Vancouver, British Columbia V7X 1L1
                              Commission is lifetime